Exhibit 5.1
[LETTERHEAD OF MCGUIREWOODS LLP]
March 17, 2011
Bank of America Corporation
Bank of America Corporate Center
100 North Tryon Street
Charlotte, North Carolina 28255
Re:	Public Offering of Bank of America Corporation Medium-Term Notes, Series L
Ladies and Gentlemen:
     We have acted as counsel to Bank of America Corporation, a Delaware corporation (the “Corporation”), in connection with (i) the Registration Statement on Form S-3 (File No. 333-158663) (the “Registration Statement”), filed with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”), and (ii) the Prospectus dated April 20, 2009 constituting a part thereof, as supplemented by the Prospectus Supplement dated April 21, 2009 (as so supplemented, the “Prospectus”), relating to the issuance and sale from time to time by the Corporation of its Senior Medium-Term Notes, Series L, and its Subordinated Medium-Term Notes, Series L (collectively referred to herein as the “Medium-Term Notes”). The Medium-Term Notes are to be issued, separately or together, in one or more series and are to be sold from time to time as set forth in the Prospectus and any amendments or supplements thereto.
     The Medium-Term Notes are to be issued under the terms of (a) the Senior Indenture dated January 1, 1995 between the Corporation (successor to NationsBank Corporation) and The Bank of New York Mellon Trust Company, N.A. (formerly The Bank of New York Trust Company, N.A., the successor trustee to The Bank of New York) as trustee, as supplemented by a First Supplemental Indenture dated as of September 18, 1998, a Second Supplemental Indenture dated as of May 7, 2001, a Third Supplemental Indenture dated as of July 28, 2004, a Fourth Supplemental Indenture dated as of April 28, 2006, a Fifth Supplemental Indenture dated as of December 1, 2008 and a Sixth Supplemental Indenture dated as of February 23, 2011 (as so supplemented, the “Senior Indenture”) or (b) the Subordinated Indenture dated January 1, 1995 between the Corporation (successor to NationsBank Corporation) and The Bank of New York Mellon Trust Company, N.A. (formerly The Bank of New York Trust Company, N.A., the successor trustee to The Bank of New York) as trustee, as supplemented by a First Supplemental Indenture dated as of August 28, 1998, a Second Supplemental Indenture dated as of January 25, 2007 and a Third Supplemental Indenture dated as of February 23, 2011 (as so supplemented, the “Subordinated Indenture” and, together with the Senior Indenture, the “Indentures”). On April 20, 2009, a committee duly appointed by the Corporation’s Board of Directors approved the issuance and sale of Medium-Term Notes by the Corporation on or after such date in an aggregate principal amount of up to $30,000,000,000, subject to increase from time to time. On September 14, 2010, a committee duly appointed by the Corporation’s Board of Directors approved the issuance and sale of Medium-Term Notes by the Corporation on or after such date in an aggregate principal amount of up to $35,000,000,000, subject to increase from time to time.
     As such counsel to the Corporation, we have examined and are familiar with such originals, photocopies or certified copies of such records of the Corporation and its subsidiaries, certificates of officers of the Corporation and its subsidiaries and of public officials, and such other documents as we have deemed relevant or necessary as the basis for the opinions set forth below. In such examinations, we have assumed the legal capacity of natural persons, the genuineness of all signatures on, and the authenticity of, all documents submitted to us as originals and the conformity to original documents of all documents submitted to us as photocopies thereof and the authenticity of the originals of such copies. We have also relied upon statements of fact contained in documents that we have examined in connection with our representation of the Corporation.
     Based solely upon the foregoing, and in reliance thereon, and subject to the limitations, qualifications and exceptions set forth below, we are of the opinion that the Medium-Term Notes have been duly authorized and, when the terms of the Medium-Term Notes have been established and when the Medium-Term Notes have been completed, executed, authenticated and delivered in accordance with (i) the provisions of the Senior Indenture or the Subordinated Indenture, as applicable, (ii) Board Resolutions (as defined in the respective Indentures) relating to the Medium-Term Notes and (iii) the Distribution Agreement dated April 10, 2008 among the Corporation and the Selling Agents named therein, as amended or supplemented from time to time, against payment of the consideration therefor, will constitute legal, valid and binding obligations of the Corporation up to $35,000,000,000 in aggregate principal amount of Medium-Term Notes authorized by the Corporation to be issued and sold on or after September 14, 2010, subject to applicable bankruptcy, reorganization, insolvency, moratorium, fraudulent conveyance or other similar laws affecting the rights of creditors now or hereafter in effect, and to equitable principles that may limit the right to specific enforcement of remedies, and further subject to 12 U.S.C. § 1818(b)(6)(D) (or any successor statute) and any bank regulatory powers now or hereafter in effect and to the application of principles of public policy.
     We hereby consent to be named in the Registration Statement as attorneys who passed upon the legality of the Medium-Term Notes and to the filing of a copy of this opinion as part of the Corporation’s Current Report on Form 8-K to be filed for the purpose of including this opinion as part of the Registration Statement.

Very truly yours,
/s/ MCGUIREWOODS LLP